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                                                                      Exhibit 2




                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                  MAY 31, 1996

                                      AMONG

                           ACME-CLEVELAND CORPORATION,

                              DANAHER CORPORATION,

                                       AND

                           WEC ACQUISITION CORPORATION

                                TABLE OF CONTENTS


                                    ARTICLE I
                          THE TENDER OFFER AND MERGER.........................  1
SECTION 1.01.               831 Meeting; Tender Offer.........................  1
SECTION 1.02.               The Merger........................................  4
SECTION 1.03.               Conversion of Shares..............................  5
SECTION 1.04.               Surrender and Payment.............................  5
SECTION 1.05.               Company Options...................................  7
SECTION 1.06.               Company Performance Plan..........................  7

                                   ARTICLE II
                   THE SURVIVING CORPORATION; THE PARENT DIRECTORS............  8
SECTION 2.01.               Articles of Incorporation.........................  8
SECTION 2.02.               Regulations.......................................  8
SECTION 2.03.               Directors and Officers............................  8

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY............  8
SECTION 3.01.               Corporate Existence and Power.....................  8
SECTION 3.02.               Corporate Authorization...........................  9
SECTION 3.03.               Governmental Authorization........................  9
SECTION 3.04.               Non-Contravention.................................  9
SECTION 3.05.               Capitalization.................................... 10
SECTION 3.06.               Subsidiaries...................................... 11
SECTION 3.07.               Company SEC Reports............................... 12
SECTION 3.08.               Financial Statements; No Undisclosed
                            Liabilities....................................... 13
SECTION 3.09.               Absence of Certain Changes........................ 13
SECTION 3.10.               Litigation........................................ 14
SECTION 3.11.               ERISA............................................. 14
SECTION 3.12.               Taxes............................................. 17
SECTION 3.13.               Intellectual Property Rights...................... 18
SECTION 3.14.               Environmental Protection.......................... 19
SECTION 3.15.               Finders and Investment Bankers.................... 20
SECTION 3.16.               Vote Required..................................... 20
SECTION 3.17.               Company Rights Agreement.......................... 21
SECTION 3.18.               Takeover Statutes................................. 21

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                             THE PARENT AND MERGER SUB........................ 22
SECTION 4.01.               Corporate Existence and Power..................... 22

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
SECTION 4.02.               Corporate Authorization........................... 22
SECTION 4.03.               Governmental Authorization........................ 23
SECTION 4.04.               Non-Contravention................................. 23
SECTION 4.05.               Reports........................................... 24
SECTION 4.06.               Financial Statements; No Undisclosed
                            Liabilities....................................... 24
SECTION 4.07.               Litigation........................................ 25
SECTION 4.08.               Vote Required..................................... 25
SECTION 4.09.               Availability of Funds............................. 25

                                    ARTICLE V
                              COVENANTS OF THE COMPANY........................ 26
SECTION 5.01.               Conduct of the Company............................ 26
SECTION 5.02.               Access to Information............................. 27
SECTION 5.03.               Other Offers...................................... 28
SECTION 5.04.               Notices of Certain Events......................... 28
SECTION 5.05.               Merger Meeting; Proxy Statement................... 29

                                   ARTICLE VI
                     COVENANTS OF THE PARENT AND MERGER SUB................... 30
SECTION 6.01.               Director, Officer, and Employee Liability......... 30
SECTION 6.02.               Employee Benefits................................. 30

                                   ARTICLE VII
                COVENANTS OF THE PARENT, MERGER SUB, AND THE COMPANY.......... 31
SECTION 7.01.               Reasonable Efforts................................ 31
SECTION 7.02.               Certain Filings and Consents...................... 31
SECTION 7.03.               Public Announcements.............................. 32
SECTION 7.04.               State Takeover Laws............................... 32

                                  ARTICLE VIII
                           CONDITIONS TO THE MERGER........................... 32
SECTION 8.01.               Conditions to the Obligations of Each
                            Party............................................. 32
SECTION 8.02.               Conditions to the Obligations of the
                            Parent and Merger Sub............................. 33

                                   ARTICLE IX
                                   TERMINATION................................ 33
SECTION 9.01.               Termination....................................... 33
SECTION 9.02.               Effect of Termination............................. 34

                                    ARTICLE X
                                   MISCELLANEOUS.............................. 34

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
SECTION 10.01.              Notices........................................... 34
SECTION 10.02.              Survival.......................................... 35
SECTION 10.03.              Amendments; No Waivers............................ 35
SECTION 10.04.              Fees and Expenses................................. 36
SECTION 10.05.              Successors and Assigns............................ 37
SECTION 10.06.              Governing Law..................................... 37
SECTION 10.07.              Counterparts; Effectiveness....................... 37
SECTION 10.08.              Entire Agreement.................................. 37
SECTION 10.09.              Headings.......................................... 38
SECTION 10.10.              Severability...................................... 38
SECTION 10.11.              Specific Performance.............................. 38

INDEX OF DEFINED TERMS   ..................................................... 40

LIST OF SCHEDULES        ..................................................... 41


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                          AGREEMENT AND PLAN OF MERGER

                            THIS AGREEMENT AND PLAN OF MERGER, dated as of May
31, 1996 (this "Agreement"), is made by and between ACME-CLEVELAND CORPORATION, an Ohio corporation (the "Company"), DANAHER CORPORATION, a Delaware corporation (the "Parent"), and WEC ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of the Parent ("Merger Sub").

                            In consideration of the respective representations,
warranties, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
                           THE TENDER OFFER AND MERGER

SECTION 1.01.               831 Meeting; Tender Offer

                            (a) The Company will reconvene the Special Meeting
of Shareholders of the Company (the "831 Meeting") called for the purpose of considering and acting upon a proposed "control share acquisition" of the Company by Merger Sub, which was originally scheduled to be held on April 25, 1996, at the earliest practicable date. The methods for identifying "interested shares," as defined in Section 1701.01(CC)(2) of the Ohio General Corporation Law ("Ohio Law"), and for determining whether the related quorum requirement is met at the 831 Meeting will be substantially as set forth in Schedule 1.01(a) (831 Meeting Procedures). The Company will not postpone or adjourn (other than for the absence of a quorum) the 831 Meeting without the consent of the Parent, unless the Parent so requests. The Company's Board of Directors will recommend that the Company's shareholders approve the proposed "control share acquisition" at the 831 Meeting, unless (i) such recommendation would not be consistent with the fiduciary duties of the Board of Directors under applicable law, as advised by counsel, or (ii) this Agreement is terminated in accordance with Article IX.

                            (b) As promptly as practicable, but in no event
later than five business days after the public announcement of the execution of this Agreement, Merger Sub will, and the Parent will cause Merger Sub to, amend and supplement its existing tender offer (as amended, the "Offer") to provide that (i) the price to be paid thereunder for each outstanding Common Share, $1 par value per share, of the Company, including the associated Company Right (as defined in Section 3.05) (together with the Company Right, a "Company Common Share"), and each Series A Convertible Preferred Share, without par value, of the Company (a "Company A Preferred Share"; the Company

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Common Shares and the Company A Preferred Shares are collectively referred to as
"Company Shares") will be $30.00, (ii) the obligations of Merger Sub and the Parent to consummate the Offer and to accept for payment and purchase the Company Shares tendered in the Offer will be subject only to the conditions set forth in Schedule 1.01(b) (Offer Conditions) (the "Offer Conditions"), and (iii) the expiration date of the Offer will be extended until at least 5:00 p.m. on the date of the 831 Meeting. At the Company's request, Merger Sub will, and the Parent will cause Merger Sub to, extend the expiration date of the Offer from time to time for up to an aggregate of an additional ten business days following the date of the 831 Meeting if the condition set forth in clause (1) of the first paragraph of the Offer Conditions is not fulfilled prior to 5:00 p.m. on the date of the 831 Meeting. Merger Sub will not, and the Parent will cause Merger Sub not to, decrease the price payable in the Offer, change the form of consideration payable in the Offer, change the Offer Conditions, impose additional conditions to its obligation to consummate the Offer and to accept for payment and purchase Company Shares tendered in the Offer, or change any other terms of the Offer in a manner adverse to the holders of the Company Shares, except that Merger Sub may extend the expiration date of the Offer to the extent required by applicable law or if the Offer Conditions are not satisfied.

                            (c) As soon as practicable, but in no event later
than five business days after the public announcement of the execution of this Agreement, Merger Sub and the Parent will file with the Securities and Exchange Commission (the "SEC") an amendment to its Tender Offer Statement on Schedule 14D-1 (together with all supplements or amendments thereto, and including all exhibits, the "Offer Documents") that reflects the amendment to the Offer contemplated by Section 1.01(b). Merger Sub and the Parent will give the Company and its counsel a reasonable opportunity to review the Offer Documents prior to their being filed with the SEC or disseminated to the Company's shareholders. Merger Sub and the Parent will, promptly after receipt, furnish the Company and its counsel in writing with any comments that Merger Sub, the Parent, or their counsel may receive from the SEC or its staff with respect to the Offer Documents.

                            (d) As promptly as practicable, but in no event
later than five business days after the public announcement of the execution of this Agreement, Merger Sub and the Parent will move to withdraw their complaint in the case entitled Danaher Corporation, et al., v. Acme-Cleveland Corporation, et al., Case No. C2 96-0247, pending in the United State District Court for the Southern District of Ohio, Eastern Division, and the Company will move to withdraw its counterclaims in that case, in each case without prejudice.


                                        2

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                            (e) As promptly as practicable, but in no event
later than the date on which the amendment to the Offer Documents referred to in
Section 1.01(c) is filed with the SEC, the Company will amend its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9") to include a recommendation by the Company's Board of Directors that the Company's shareholders accept the Offer and tender their Company Shares pursuant to the Offer. The Company's Board of Directors has resolved to recommend that the Company's shareholders accept the Offer and tender their Company Shares pursuant to the Offer and has received an opinion from Goldman, Sachs & Co., Inc. ("Goldman Sachs") that the Offer and the Merger, taken as a unitary transaction, are fair. The Company's Board of Directors will not withdraw, modify, or amend its recommendation, unless (i) such recommendation would not be consistent with the fiduciary duties of the Board of Directors under applicable law, as advised by counsel, or (ii) this Agreement is terminated in accordance with Article IX.

                            (f) If requested by the Parent or Merger Sub, the
Company will, promptly following the purchase by Merger Sub pursuant to the Offer of that number of Company Shares which, when aggregated with the Company Shares then owned by the Parent and any of its affiliates, represents at least a majority of the Company Shares then outstanding on a fully diluted basis, take all actions necessary to cause persons designated by Merger Sub to become directors of the Company so that the total number of directors so designated equals the product, rounded up to the next whole number, of (i) the total number of directors of the Company multiplied by (ii) the percentage that the number of Company Shares then beneficially owned by Merger Sub or its affiliates bears to the number of Company Shares outstanding at the time of such purchase. In furtherance thereof, the Company will increase the size of its Board of Directors, or use reasonable efforts to secure the resignation of directors, or both as is necessary to permit that number of Merger Sub's designees to be elected to the Company's Board of Directors; provided that, prior to the Effective Time, the Company's Board of Directors will always have at least two members who are not officers, designees, shareholders, or affiliates of Merger Sub ("Independent Directors"). All of the Independent Directors will be individuals who are currently directors of the Company, except to the extent that such individuals do not wish to continue as directors or voluntarily resign. The Company's obligations to appoint designees to its Board of Directors will be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. The Company will promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.01 and will include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.01.

                                        3

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                            (g) Following the election or appointment of Merger
Sub's designees pursuant to Section 1.01(f), any amendment to this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of Merger Sub or the Parent under this Agreement, any recommendation to shareholders or any modification or withdrawal of any such recommendation, or any waiver of any of the Company's rights under this Agreement will require the concurrence of a majority of the Independent Directors, unless no individuals who are currently directors of the Company wish to continue as directors or voluntarily resign.

                            (h) The parties will cooperate with each other,
including by furnishing any necessary information and making any filings required by applicable law, to ensure that the matters contemplated by this
Section 1.01 are consummated as promptly as practicable.

SECTION 1.02.               The Merger.

                            (a) Upon the terms and subject to the conditions set
forth in this Agreement, at the Effective Time (as defined in Section 1.02(b)), Merger Sub will be merged with and into the Company in accordance with (i) Ohio Law and (ii) the General Corporation Law of the State of Delaware ("Delaware Law"). As a result of this merger (the "Merger"), the separate existence of Merger Sub will cease and the Company will be the surviving corporation (the "Surviving Corporation").

                            (b) As soon as practicable after satisfaction or, to
the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VIII, the parties will cause (i) a certificate of merger in such form as is required by, and executed in accordance with, Ohio Law to be duly filed with the Secretary of State of the State of Ohio and (ii) a certificate of merger in such form as is required by, and executed in accordance with, Delaware Law to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective when both certificates of merger are so filed (the "Effective Time").

                            (c) From and after the Effective Time, the Merger
will have the effects specified in Ohio Law and Delaware Law.

                            (d) The closing of the Merger (the "Closing") will
take place (i) at the offices of Thompson Hine & Flory P.L.L, 3900 Society Center, 127 Public Square, Cleveland, Ohio 44114-1216, at 10:00 a.m. on the first business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver

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of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement or (ii) at such other place and time as the parties may agree.

SECTION 1.03.               Conversion of Shares.

                            At the Effective Time:

                            (a) Each Common Share of Merger Sub (a "Merger Sub
Common Share") issued and outstanding immediately prior to the Effective Time will be converted into one Common Share of the Surviving Corporation.

                            (b) Each Company Share issued and outstanding
immediately prior to the Effective Time will, except as otherwise provided in
Section 1.03(c), be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount in cash equal to $30.00 (the "Merger Consideration"). From and after the Effective Time, all Company Shares, by virtue of the Merger and without any action on the part of the holders thereof, will be canceled and retired and cease to exist, and each holder of a certificate representing any Company Shares immediately prior to the Effective Time (a "Share Certificate") will thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration therefor upon the surrender of the Share Certificate in accordance with Section 1.04 or the right, if any, to receive payment from the Surviving Corporation of the "fair cash value" of such Company Shares as determined in accordance with Section 1701.85 of the Ohio Law.

                            (c) Each outstanding Company Share held by the
Company as a treasury share or owned by the Parent or any Subsidiary of the Parent immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto.

SECTION 1.04.               Surrender and Payment.

                            (a) Prior to the Effective Time, the Parent will
appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging Share Certificates. The Parent will make available to the Exchange Agent funds in amounts and at the times necessary for the payment of the Merger Consideration in accordance with this Section 1.03 (such cash is referred to as the "Exchange Fund").

                            (b) Promptly after the Effective Time, the Parent
will send, or will cause the Exchange Agent to send, to each holder of a Share

                                        5

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Certificate a letter of transmittal and instructions for use in surrendering the
Share Certificates for payment in accordance with this Section 1.04. Provision also will be made for holders of Share Certificates to procure a letter of transmittal and instructions and deliver such letter of transmittal, together with their Share Certificates, in person immediately after the Effective Time.

                            (c) After the Effective Time, Share Certificates
will represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive (i) cash in the amount to which such holder is entitled under Section 1.03 after giving effect to any required tax withholding or (ii) payment from the Surviving Corporation of the "fair cash value" of such Company Shares as determined under Section 1701.85 of the Ohio Law, subject to the conditions set forth therein. No interest will be paid or will accrue on such amount. Share Certificates so surrendered will be canceled. The Company will not settle any claim pursuant to Section 1701.85 without the consent of the Parent.

                            (d) If any cash is to be paid to a Person other than
the registered holder of the Shares Certificates surrendered in exchange therefor, it will be a condition to such payment that the Share Certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay to the Exchange Agent any transfer or other taxes required as a result of such issuance or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                            (e) At and after the Effective Time, the stock
transfer books of the Company will be closed, and there will be no further registration of transfers of Company Shares outstanding prior to the Effective Time. If, at or after the Effective Time, Share Certificates are presented to the Surviving Corporation, they will be canceled and exchanged in accordance with this Article I.

                            (f) The Parent will attempt to contact (using
shareholder lists available to it) and provide the items to which reference is made in paragraph (b) of this Section 1.04 to, all holders of Company Shares entitled to receive the Merger Consideration. Any cash in the Exchange Fund that remain unclaimed by the holders of Company Shares six months after the Effective Time will be returned to the Parent, upon demand, and any such holder who has not surrendered his Company Shares in accordance with this

                                        6

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Section 1.04 prior to that time will thereafter look only to the Parent, as a general creditor thereof, to pay the Merger Consideration to which such holder is entitled pursuant to Section 1.03. Notwithstanding the foregoing, the Parent will not be liable to any holder of Company Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat, or similar laws.

                            (g) If any Share Certificate is lost, stolen, or
destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Share Certificate, the Exchange Agent will pay the cash payable in respect of such Share Certificate pursuant to this Agreement.

SECTION 1.05.               Company Options.

                            At the earlier of the purchase of Company Shares
pursuant to the Offer and the Effective Time, subject to obtaining the consent of the holder thereof, each outstanding option (a "Company Option") to purchase Company Common Shares, whether or not exercisable, granted under employee stock option or incentive plans of the Company (the "Company Option Plans") will be cancelled, and in consideration of such cancellation, will be converted into the right to receive, without interest, an amount in cash equal to the product of
(i) the number of Company Common Shares subject to the Company Option and (ii) the excess of (A) the Merger Consideration over (B) the exercise price per share of the option. The Company will use reasonable efforts to obtain, prior to the earlier of the purchase of Company Shares pursuant to the Offer and the Effective Time, the written consent of each holder of a Company Option in respect of such cancellation.

SECTION 1.06.               Company Performance Plan.

                            At the earlier of the purchase of Company Shares
pursuant to the Offer and the Effective Time, subject to obtaining the consent of the holder thereof, each Company Common Share to which an employee of the Company is entitled under the Acme-Cleveland Corporation Performance and Equity Incentive Plan (the "Company Performance Plan") will be cancelled, and in consideration of such cancellation, will be converted into the right to receive, without interest, an amount in cash equal to the Merger Consideration. The Company will use reasonable efforts to obtain, prior to the earlier of the purchase of Company Shares pursuant to the Offer and the Effective Time, the

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written consent of each holder of a Company Common Share granted under the
Company Performance Plan in respect of such cancellation.


                                   ARTICLE II
                 THE SURVIVING CORPORATION; THE PARENT DIRECTORS

SECTION 2.01.               Articles of Incorporation.

                            The articles of incorporation of the Company in
effect at the Effective Time will be the articles of incorporation of the Surviving Corporation after the consummation of the Merger until amended in accordance with applicable law.

SECTION 2.02.               Regulations.

                            The regulations of the Company in effect at the
Effective Time will be the regulations of the Surviving Corporation after the consummation of the Merger until amended in accordance with applicable law.

SECTION 2.03.               Directors and Officers.

                            From and after the Effective Time, until successors
are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Merger Sub at the Effective Time will be the directors and officers of the Surviving Corporation after the consummation of the Merger.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                            The Company represents and warrants to the Parent
that:

SECTION 3.01.               Corporate Existence and Power.

                            The Company is a corporation duly incorporated,
validly existing, and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now conducted, except where the failure to do so is not likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of the Company and its Subsidiaries (as defined in Section 3.06(a)) taken as a whole (a "Company Material Adverse Effect"). The term "Company Material

Adverse Effect" will not, however, include any event or change resulting from this Agreement or the transactions contemplated by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified is not likely to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.02.               Corporate Authorization.

                            The execution, delivery, and performance by the
Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement are within the Company's corporate power and authority and, except for any required approval by the Company's shareholders in connection with the consummation of the the Offer or the Merger, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery hereof by the Parent and Merger Sub, constitutes a legal, valid, and binding agreement of the Company.

SECTION 3.03.               Governmental Authorization.

                            The execution, delivery, and performance by the
Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not require any consent, approval, authorization, or permit of, other action by, or filing with, any governmental body, agency, official, or authority other than (i) as set forth on Schedule 3.03 (Company Governmental Authorization), (ii) the filing of appropriate certificates of merger in accordance with Ohio Law and Delaware Law,
(iii) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Exchange Act, and (iv) approval by the Company's shareholders of the purchase of Company Shares by Merger Sub pursuant to the Offer in accordance with Section 1701.831 of the Ohio Law, except where the failure of any such action to be taken or filing to be made is not likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay consummation of the Offer or the Merger.

SECTION 3.04.               Non-Contravention.

                            The execution, delivery, and performance by the
Company of this Agreement, the purchase of Company Shares by Merger Sub pursuant to the Offer, and the consummation by the Company of the Merger and the

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



other transactions contemplated by this Agreement do not and will not (i) contravene or conflict with the Articles of Incorporation or Regulations of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order, or decree binding upon or applicable to the Company or any of its Subsidiaries, (iii) constitute a default, give rise to a right of termination, cancellation, or acceleration of any right or obligation of the Company or any of its Subsidiaries, or give rise to a loss of any benefit to which the Company or any of its Subsidiaries is entitled, under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or under any license, franchise, permit, or other similar authorization held by the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except as set forth in Schedule 3.04 (Company Liens Created) and except for any occurrences or results referred to in clauses (ii), (iii), and (iv) that are not likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of the Company and its Subsidiaries taken as a whole or prevent or delay consummation of the Offer or the Merger. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance, or other right or interest of another to or in, or adverse claim of any kind in respect of, such asset.

SECTION 3.05.               Capitalization.

                            (a) The Company has 10,936,285 authorized shares,
consisting of 10,000,000 Company Common Shares and 936,285 Serial Preferred Shares without par value of the Company. The authorized classes and series of Serial Preferred Shares without par value of the Company consist of 161,374 Company A Preferred Shares and 100,000 Series B Preferred Shares of the Company ("Company B Preferred Shares"). As of May 30, 1996, (i) 6,430,078 Company Common Shares were issued and outstanding, (ii) 369,800 Company Common Shares were reserved for future issuance upon exercise of outstanding Company Options granted pursuant to the Company Option Plans, (iii) 91,672 Company Common Shares were reserved for issuance under outstanding grants, or available for future grants, under the Company Performance Plan, (iv) 161,374 Company Common Shares were reserved for issuance upon conversion of the Company A Preferred Shares, and (v) 100,000 Company B Preferred Shares were reserved for issuance upon exercise of the rights (the "Company Rights" or, individually, a "Company Right") distributed in connection with the Rights Agreement, dated as of March 11, 1996, between the Company and Society National Bank, as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of March 20, 1996 (as amended, the "Company Rights Agreement"). As of May 30, 1996, 161,374

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



Company A Preferred Shares were issued and outstanding, and no Company B Preferred Shares were issued and outstanding. Except as described in this
Section 3.05 or in Schedule 3.05 (Company Capitalization), as of the date of this Agreement, no shares of capital stock of the Company are reserved for issuance for any other purpose. Each of the issued and outstanding Company Shares is duly authorized, validly issued, and fully paid and nonassessable and has not been issued in violation of (nor are any of the authorized Company Shares subject to) any preemptive or similar rights created by statute, the Articles of Incorporation, or the Regulations of the Company or any agreement to which the Company is a party or is bound. Other than the Company A Preferred Shares, the Company has no outstanding bonds, notes, or other obligations the holders of which have the right to vote with the Company's shareholders on any matter.

                            (b) Except as set forth in paragraph (a) of this
Section 3.05 or as set forth on Schedule 3.05, there are no options, warrants, or other rights (including registration rights and conversion rights), agreements, arrangements, or commitments to which the Company is a party relating to the issued or unissued capital stock of the Company or obligating the Company to grant, issue, or sell any shares of the capital stock of the Company or other security of the Company. Except as set forth in Schedule 3.05, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any Company Shares, other capital stock of the Company, or capital stock or other equity interests of any Subsidiary of the Company.

                            (c) Schedule 3.05 lists, as of the date indicated,
(i) the number of Company Options outstanding and the exercise price of each outstanding Company Option and (ii) the number of Company Common Shares that employees of the Company are entitled to receive under the Company Performance Plan.

SECTION 3.06.               Subsidiaries.

                            (a) Each Subsidiary of the Company is a corporation
duly incorporated, validly existing, and in good standing under the laws of jurisdiction of its incorporation or is a partnership duly constituted under its governing law, has all requisite corporate or partnership power and authority to own, lease, and operate its properties and to carry on its business substantially as now conducted, and is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified is not likely to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" of any

Person means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned by such Person, and (ii) any partnership of which such Person is a general partner.

                            (b) Except as set forth on Schedule 3.06 (Company
Subsidiaries), each Subsidiary of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other ownership interests). Except as set forth on Schedule 3.06, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities, or ownership interests in, any such Subsidiary of the Company (the items in clauses (i) and (ii), including capital stock, are collectively referred to as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any outstanding Company Subsidiary Securities.

SECTION 3.07.               Company SEC Reports.

                            Since September 30, 1992, the Company has filed all
forms, reports, statements, and other documents required to be filed with the SEC, including without limitation (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Current Reports on Form 8-K, (v) all Solicitation/Recommendation Statements on Schedule 14D-9, and (vi) all other reports, schedules, registration statements, or other documents required to be filed with the SEC (collectively, the "Company SEC Reports"), except where the failure to file any such forms, reports, statements, or other documents is not likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.08.               Financial Statements; No Undisclosed Liabilities.

                            The audited consolidated financial statements and
unaudited consolidated interim financial statements (including the related notes and schedules) of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports (the "Company Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which is likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor its Subsidiaries has any liabilities, whether or not accrued, contingent or otherwise, that are likely to have, individually or in the aggregate, a Company Material Adverse Effect other than liabilities disclosed in the Schedules hereto or in the Company SEC Reports or for which the Company has made adequate reserves as reflected in the Company Financial Statements.

SECTION 3.09.               Absence of Certain Changes.

                            Except as contemplated hereby or as described in any
Company SEC Report filed prior to the date hereof or as disclosed in Schedule
3.09 (Certain Company Changes) to this Agreement, since September 30, 1995, (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments, that have had or are likely to have, individually or in the aggregate, a Company Material Adverse Effect, (c) there has not been any declaration, setting aside, or payment of any dividend or other distribution with respect to any shares of capital stock of the Company other than the Company Rights and quarterly dividends on the Company Shares at the rates in effect on the date of this Agreement, or any repurchase, redemption, or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of the Company or any of its Subsidiaries other than with respect to the Company Rights, (e) there has not been any incurrence, assumption, or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, (f) there has not been any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset (including the sale, pledge, or assignment of receivables) other than in the ordinary course of business consistent with past practices, and (g) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of the Company. Furthermore, except pursuant to contractual obligations disclosed in any Company SEC Report filed prior to the date hereof, as disclosed in Schedule 3.11, or pursuant to immaterial arrangements with one or more employees or groups of employees, there has not been any (i) grant of any severance or termination pay to any director or executive officer of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director or executive officer of the Company or any of its Subsidiaries, or (iv) increase in compensation, bonus, or other benefits payable to directors or executive officers of the Company or any of its Subsidiaries.

SECTION 3.10.               Litigation.

                            Except as disclosed in Schedule 3.10 (Company
Litigation), there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties before any court or arbitrator or any governmental body, agency, official, or authority that are likely to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.11.               ERISA.

                            (a) As used in this Section 3.11 and in Section
6.08, each of the following terms has the indicated meaning:

                            (i) "Affiliate" of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

                            (ii) "Company Employee Plans" means each "employee benefit plan," as defined in Section 3(3) of ERISA that (A) is subject to any provision of ERISA and (B) is maintained, administered, or contributed to by the Company or any affiliate and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability.

                           (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                           (iv) "Company Benefit Arrangement" means each employment, severance, welfare, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for compensation, benefit, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, that (A) is not a Company Employee Plan, (B) is entered into, maintained, or contributed to, as the case may be, by the Company or any of its affiliates, and (C) covers any employee or former employee or director or former director of the Company or any of its affiliates.

                            (b) The Company has heretofore made available to the
Parent, and agrees that it will as soon as practicable after the date of this Agreement furnish the Parent upon the Parent's request with, copies of all Company Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and the most recent Forms 5500 required to be filed with respect thereto, IRS determination letters, and actuarial reports, in each case to the extent applicable.

                            (c) Schedule 3.11 (Company Employee Plans)
identifies each Company Employee Plan that constitutes a "defined benefit plan" as defined in Section 3(35) of ERISA. Except as set forth on Schedule 3.11, no Company Employee Plan constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA, and no Company Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. Except as set forth on
Schedule 3.11, no Company Employee Plan provides retiree medical or life insurance benefits or is subject to Title IV of ERISA. Neither the Company nor any of its affiliates has incurred any liability under Title IV of ERISA, including, without limitation, arising in connection with the termination of, or complete or partial withdrawal from, any plan currently or previously covered by Title IV of ERISA that is likely to have, individually or in the aggregate, a Company Material Adverse Effect, and the Pension Benefit Guarantee Corporation has not instituted proceedings to terminate any such plan nor do any conditions exist that present a material risk of such occurrence. Nothing done or omitted to be done, and no transaction or holding of any asset under or in connection with any Company Employee Plan, has or will make the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that is likely to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Employee Plan subject to Title IV of ERISA, the

Company has furnished the Parent with the most recent actuarial report showing the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes with respect to such plan. No Company Employee Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such plan ended prior to the date hereof; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the date hereof have been timely made. No Company Employee Plan is a multiemployer plan.

                            (d) Except to the extent it is not likely to have,
individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code, and (ii) each Company Employee Plan has been maintained in compliance with its terms and with the requirements of all applicable statutes, orders, final rules, and final regulations.

                            (e) Schedule 3.11 lists each Company Benefit
Arrangement currently in effect (other than any immaterial arrangement with one or more employees or groups of employees or disclosed in any Company SEC Report filed prior to the date hereof) provided to any director, executive officer, or employee of the Company or any former director, executive officer, or employee of the Company and sets forth each Company Benefit Arrangement (other than any immaterial arrangement with one or more employees or groups of employees or disclosed in any Company SEC Report filed prior to the date hereof) with respect to which benefits will be accelerated or paid as a result of the transactions contemplated by this Agreement. Copies of all written Company Benefit Arrangements (other than any immaterial arrangement with one or more employees or groups of employees) and all amendments thereto have heretofore been made available to the Parent, and will promptly be furnished to the Parent upon the Parent's request after the date of this Agreement. Except to the extent that it is not likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such Company Benefit Arrangement.

                            (f) Except for three employees whose compensation
arrangements are disclosed on Schedule 3.11, the Company does not anticipate that any amounts payable under the Company Employee Plans and the

Company Benefit Arrangements will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. There are no pending, threatened, or anticipated claims by or on behalf of any Company Employee Plan or Company Benefit Arrangement, by any employee or beneficiary covered under any such plan or arrangement, or otherwise involving any such plan or arrangement, that are likely to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.12.               Taxes.

                            Except for matters that are not likely to have,
individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have timely filed all Tax Returns required to be filed by them with any taxing authority with respect to Taxes for all periods heretofore ended, taking into account any extension of time to file granted to or obtained on behalf of the Company and its Subsidiaries, (b) all Taxes required to be paid prior to the Effective Time have been duly and timely paid or will be duly and timely paid by the Effective Time, (c) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries, except for amounts for which the Company has made an adequate reserve as reflected in the Company Financial Statements, (d) all liability for Taxes of the Company or any of its Subsidiaries that are or will become due or payable with respect to periods covered by the Company Financial Statements have been paid or adequately reserved for on the Company Financial Statements to the extent required by generally accepted accounting principles, (e) the Company and its Subsidiaries are not liable for any Taxes arising out of membership or participation in any consolidated, affiliated, combined, or unitary group in which it or any of its Subsidiaries was at any time a member, (f) there are no liens for Taxes upon the assets of the Company or of any of its Subsidiaries other than for Taxes not yet due and payable, (g) the applicable statute of limitations with respect to the assessment of Taxes of the Company and its Subsidiaries have expired through their taxable years September 30, 1990, and there are no outstanding waivers or comparable consents extending the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries, (h) there are no audits, claims, actions, suits, proceedings, or investigations now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Taxes, (i) neither the Company nor any of its Subsidiaries are parties to any agreement providing for the allocation or sharing of Taxes except for intercompany agreements between the Company and one or more of its Subsidiaries and certain agreements providing for the disposition of The Cleveland Twist Drill Company and The National Acme Company, and (j) there has been no change in the method of accounting utilized by the Company or any of its Subsidiaries that would require an adjustment to taxable income under section 481 of the Code.

                            For purposes of this Agreement, "Code" means the
Internal Revenue Code of 1986, as amended; "Taxes" or "Tax" means all federal, state, local, and foreign taxes, levies, and other assessments, including without limitation, all income, excise, property, sales, use, value added, transfer, franchise, profits, withholding, payroll, social security, or other taxes including any interest, additions to tax, and penalties applicable thereto; and "Tax Return" means any return, declaration, statement, report, schedule, information return, and other document (including any related or supporting information) with respect to Taxes.

SECTION 3.13.               Intellectual Property Rights.

                            (a) Schedule 3.13 (Company Intellectual Property
Rights) lists each of the following items that are likely to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries:
(i) patents and applications therefor, registrations of trademarks (including service marks) and applications therefor, and registrations of copyrights and applications therefor that are owned by the Company or any of its Subsidiaries,
(ii) unexpired licenses relating to the Company Intellectual Property Rights (as defined in paragraph (d) of this Section 3.13) that have been granted to or by the Company or any of its Subsidiaries, and (iii) other agreements relating to Intellectual Property Rights.

                            (b) To the Company's knowledge, the Company and its
Subsidiaries collectively own and have the right to use, and to license others to use, all of the Company Intellectual Property Rights that are, individually or in the aggregate, material to the conduct of the business of the Company and its Subsidiaries. To the Company's knowledge, such ownership and right to use, and to license others to use, are free and clear of all Liens, security interests, claims, and rights to use of third parties that are likely to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

                            (c) Neither the Company nor any of its Subsidiaries
has knowledge of any alleged or claimed infringement by any product or process manufactured, used, sold, or under development by or for the Company or its Subsidiaries that, if proven, is likely to have a Company Material Adverse Effect.

                            (d) As used in this Agreement, the term
"Intellectual Property Rights" includes patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, publication rights, and proprietary computer programs, other computer software (including source codes and object codes), inventions, know how, trade secrets, technology, processes, and formulae. The term "Company Intellectual Property Rights" means all Intellectual Property Rights that are used in the conduct of the business of the Company and its Subsidiaries.

SECTION 3.14.               Environmental Protection.

                            (a) As used in this Agreement, each of the following
terms have the indicated meaning:

                            (i) "Company Real Property" means the real property now owned or leased by the Company or any of its Subsidiaries.

                            (ii) "Environmental Law" means federal, state, local, or foreign laws, statutes, rules, regulations, and ordinances relating to the protection of the environment.

                            (iii) "Hazardous Material" means any hazardous, toxic, or dangerous substance defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or any other Environmental Law.

                            (b) Except as set forth on Schedule 3.14 (Company
Environmental Matters) or as is not likely to have, individually or in the aggregate, a Company Material Adverse Effect:

                            (i) The Company and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws.

                            (ii) The Company has not treated, stored, or disposed of any Hazardous Material on Company Real Property in violation of any applicable Environmental Laws.

                            (iii) Neither the Company nor any of its Subsidiaries has received any written notices, demand letters, or written requests for information from any governmental body, agency, official, or authority or third party indicating that the

         Company or any of its Subsidiaries is in violation of, or liable to any person under, any Environmental Law.

                            (iv) There are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any of the Company Real Property before any court or arbitrator or any governmental body, agency, official, or authority relating to any violation, or alleged violation, of any Environmental Law.

                            (v) There are no underground storage tanks on any Company Real Property.

                            (vi) The Company and its Subsidiaries have all permits required by applicable Environmental Laws and are in substantial compliance with the provisions of all such permits.

                            (vii) Neither the Company nor any of its Subsidiaries has any obligation to any third party with to any property sold or transferred to such third party relating to Environmental Laws or the matters set forth in clauses (i) through (vi) above.

                            (c) Neither the Company nor any of its Subsidiaries
has received written notice that any part of the Company Real Property has been or is listed as a site containing Hazardous Material requiring remediation under CERCLA or any other Environmental Law.

SECTION 3.15.               Finders and Investment Bankers.

                            Except for Goldman Sachs, whose fees will be paid by
the Company, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 3.16.               Vote Required.

                            The only vote of the holders of any class or series
of capital stock of the Company necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding Company Shares.

SECTION 3.17.               Company Rights Agreement.

                            To the Company's Knowledge, (a) none of the Parent
nor any of its Affiliates or Associates is an "Acquiring Person" (as defined in the Company Rights Agreement) and (b) there has not been a "Shares Acquisition Date" or "Triggering Event" (as defined in the Company Rights Agreement) under the Company Rights Agreement. The Company has amended the Company Rights Agreement to provide that (i) the execution, delivery, and performance of this Agreement, the purchase of Company Shares pursuant to the Offer, and the consummation of the Merger and other transactions contemplated by this Agreement will not (A) cause the Parent or any of its Affiliates or Associates to become an "Acquiring Person" (as defined in the Company Rights Agreement) or (B) otherwise cause a "Shares Acquisition Date" or "Triggering Event" (as defined in the Company Rights Agreement) to occur and (ii) upon purchase of Company Shares pursuant to the Offer, the Rights (as defined in the Company Rights Agreement) will no longer be exercisable, and the former holders of the Rights will not have any claims or rights thereunder. The Company has filed with the SEC and made available to the Parent a true and correct copy of the Company Rights Agreement, as amended through the date hereof.

SECTION 3.18.               Takeover Statutes.

                            The Board of Directors of the Company have approved
the acquisition of Company Shares by Merger Sub pursuant to the Offer and the Merger for purposes of Chapter 1704 of the Ohio Revised Code. No "fair price," "moratorium," "control share acquisition," or other similar antitakeover statute or provision enacted under Ohio law applicable to the Company (including, without limitation, Section 1701.831 of the Ohio Law and Chapter 1704 of the Ohio Revised Code) is applicable to the Merger or the other transactions contemplated hereby.

SECTION 3.19.               Information Supplied.

                            None of the information supplied or to be supplied
in writing by the Company for inclusion in the Offer Documents will, at the respective times the Offer Documents or any amendments or supplements thereto are filed with the SEC, contains or will contain an untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9, at the times the Schedule 14D-9 or any amendments thereto are filed with the SEC, did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that, the foregoing does not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was or is made by the Company in reliance upon and in conformity with written information furnished to the Company by Merger Sub or the Parent specifically for use in the Schedule 14D-9. No proxy solicitation materials distributed by the Company to its shareholders or filed with the SEC in connection with the 831 Meeting or the Merger Meeting, including any amendments or supplements thereto (collectively, the "Proxy Material"), will, at the times the Proxy Material is mailed to the Company's shareholders, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of shareholders to which the Proxy Material relates or at the Effective Time, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting; except that, the foregoing does not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information furnished to the Company by Merger Sub or the Parent specifically for use in the Proxy Material.


                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                            THE PARENT AND MERGER SUB

                            The Parent and Merger Sub jointly and severally
represent and warrant to the Company that:

SECTION 4.01.               Corporate Existence and Power.

                            The Parent and Merger Sub are corporations duly
incorporated, validly existing, and in good standing under the laws of the State of Delaware.

SECTION 4.02.               Corporate Authorization.

                            The execution, delivery, and performance by the
Parent and Merger Sub of this Agreement, the purchase by Merger Sub of Company Shares pursuant to the Offer, and the consummation of the Merger and the other transactions contemplated hereby by the Parent and Merger Sub are within the their corporate power and authority and have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub.

This Agreement has been duly executed and delivered by the Parent and, assuming the due authorization, execution, and delivery thereof by the Company, constitutes a legal, valid, and binding agreement of the Parent and Merger Sub.

SECTION 4.03.               Governmental Authorization.

                            The execution, delivery, and performance by the
Parent and Merger Sub of this Agreement, the purchase of Company Shares by Merger Sub pursuant to the Offer, and the consummation of the Merger and the other transactions contemplated hereby by the Parent and Merger Sub do not require any consent, approval, authorization, or permit of, other action by, or filing with, any governmental body, agency, official, or authority other than
(i) as set forth on Schedule 4.03 (Parent Governmental Authorizations), (ii) the filing of appropriate merger documents in accordance with Ohio Law and Delaware Law, (iii) compliance with applicable requirements of the HSR Act and the Exchange Act, and (iv) approval by the Company's shareholders of the purchase of Company Shares by Merger Sub pursuant to the Offer in accordance with Section 1701.831 of the Ohio Law, except where the failure of any such action to be taken or filing to be made is not likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of the Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect") or prevent or delay consummation of the Offer or the Merger.

SECTION 4.04.               Non-Contravention.

                            The execution, delivery, and performance by the
Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Parent and Merger Sub do not and will not (i) contravene or conflict with the charter or by-laws of the Parent or Merger Sub, (ii) assuming compliance with the matters referred to in
Section 4.03, contravene, conflict with, or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order, or decree binding upon or applicable to the Parent or any of its Subsidiaries, (iii) constitute a default, give rise to a right of termination, cancellation, or acceleration of any right or obligation of the Parent or any of its Subsidiaries, or give rise to a loss of any benefit to which the Parent or any of its Subsidiaries is entitled, under any provision of any agreement or other instrument binding upon the Parent or any of its Subsidiaries or any license, franchise, permit, or other similar authorization held by the Parent or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for any occurrences or results referred to in clauses (ii), (iii), and (iv) that are not likely to have, individually or in the aggregate, a Parent

Material Adverse Effect or prevent or delay consummation of the Offer or the Merger.

SECTION 4.05.               Reports.

                            Since December 31, 1992, the Parent has filed all
forms, reports, statements, and other documents required to be filed with the SEC, including without limitation (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of shareholders (whether annual or special), (4) all Current Reports on Form 8- K,
(5) all Solicitation/Recommendation Statements on Schedule 14D-9, and (6) all other reports, schedules, registration statements, or other documents required to be filed with the SEC (collectively, the "Parent SEC Reports"), except where the failure to file any such forms, reports, statements, or other documents is not likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.06.               Financial Statements; No Undisclosed Liabilities.

                            The audited consolidated financial statements and
unaudited consolidated interim financial statements (including the related notes and schedules) of the Parent and its consolidated Subsidiaries included or incorporated by reference in the Parent SEC Reports (the "Parent Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which is, individually or in the aggregate, likely to have an the Parent Material Adverse Effect. Neither the Parent nor its Subsidiaries has any liabilities, whether or not accrued, contingent or otherwise, that individually or in the aggregate, are likely to have an the Parent Material Adverse Effect other than liabilities disclosed in the Schedules hereto or in the Parent SEC Reports or for which the Parent has made adequate reserves as reflected in the Parent Financial Statements.

SECTION 4.07.               Litigation.

                            There are no actions, suits, investigations, or
proceedings pending or, to any of its Subsidiaries before any court or arbitrator or any governmental body, agency, official, or authority that seek to restrain or prohibit the consummation of the Offer or the Merger.

SECTION 4.08.               Vote Required.

                            No vote of the holders of any class or series of
capital stock of the Parent is necessary to approve the purchase of Company Shares pursuant to the Offer or the Merger. The Merger has been approved by the affirmative vote of the holder of all of the outstanding Merger Sub Common Shares.

SECTION 4.09.               Availability of Funds.

                            The Parent and Merger Sub have available to them
sufficient funds to enable them to consummate the transactions contemplated by this Agreement.

SECTION 4.10.               Information Supplied.

                            None of the information supplied or to be supplied
in writing by the Parent or Merger Sub for inclusion in the Schedule 14D-9 or the Proxy Material will, at the time the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or the Proxy Material is mailed to the Company's shareholders, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Proxy Material, at the time of the meeting of shareholders to which the Proxy Material relates or at the Effective Time, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. None of the Offer Documents, at the times filed with the SEC or on the date first published, sent, or given to the Company's shareholders, contain or will contain an untrue statement of a material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that, the foregoing does not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was or is made by the Parent or Merger Sub in reliance upon and in conformity with written information furnished to the Parent or Merger Sub or the Company specifically for use in the Schedule 14D-9.


                                    ARTICLE V
                            COVENANTS OF THE COMPANY

                            The Company agrees that:

SECTION 5.01.               Conduct of the Company.

                            Except as contemplated or permitted by this
Agreement or as disclosed on Schedule 5.01 (Company Conduct), or as otherwise approved in writing by the Parent, from the date hereof until the Effective Time, the Company and its Subsidiaries will conduct their businesses in the ordinary course consistent with past practice. Subject to the foregoing exceptions, from the date hereof until the Effective Time:

                            (a) the Company will not adopt or propose any change
or amendment in its Articles of Incorporation or Regulations;

                            (b) the Company will not, and will not permit any of
its Subsidiaries to, merge, consolidate, or enter into a share exchange with any other Person, acquire any material stock or any material amount of assets of any other Person, sell, lease, license, mortgage, pledge, or otherwise dispose of any material assets, except (i) in the ordinary course consistent with past practice or (ii) transfers between the Company or its wholly owned Subsidiaries;

                            (c) the Company will not declare, set aside, or pay
any dividends or make any distributions on the Company Shares, other than normal quarterly dividends at the rates in effect on the date of this Agreement;

                            (d) the Company will not, and will not permit any of
its Subsidiaries to, (i) issue, deliver, sell, encumber, or authorize or propose the issuance, delivery, sale, or encumbrance of, any capital stock or other securities of the Company or any Company Subsidiary Securities, other than the issuance of Company Common Shares upon the exercise of Company Options granted prior to the date hereof or upon conversion of the Company Preferred Shares,
(ii) split, combine, or reclassify any Company Shares or Company Subsidiary Securities, (iii) repurchase, redeem, or otherwise acquire any capital stock or other securities of the Company or any Company Subsidiary Securities, or (iv) amend the terms of any outstanding securities;

                            (e) the Company will not make any commitment or
enter into any contract or agreement that is likely to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole except in the ordinary course of business consistent with past practice;

                            (f) except to the extent required by law, by
existing contract, or by policy currently in effect, the Company and its Subsidiaries will not increase in any manner the compensation or fringe benefits of any of its directors or officers, pay any pension or retirement allowance to any directors or officers, or become a party to, amend, or commit itself to any pension, retirement, profit-sharing, welfare benefit plan, or employment agreement with or for the benefit or any director or officer, other than the payment of bonuses not execcding, in the aggregate, $200,000 to officers of the Company in the ordinary course of business consistent with past practices;

                            (g) the Company will not, and will not permit any of
its Subsidiaries to, make any Tax election or settle or compromise any material federal, state, local, or foreign Tax liability;

                            (h) the Company will not take, and will not permit
any of its Subsidiaries to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of, any time prior to the Effective Time or that would cause any closing condition hereunder not to be satisfied, except as may be required by law; and

                            (i) the Company will not agree to do any of the
foregoing.

SECTION 5.02.               Access to Information.

                            From the date hereof until the Effective Time, the
Company will, upon reasonable notice, give the Parent, its counsel, financial advisors, auditors, and other authorized representatives reasonable access during regular business hours to the offices, properties, books, and records of the Company and its Subsidiaries, and will furnish to the Parent, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, for the purpose of evaluating changes in the financial condition, results of operations, or business of the Company and its Subsidiaries after the date of this Agreement and will instruct the Company's employees, counsel, and financial advisors to cooperate with the Parent in its evaluation. All information provided to, or obtained by, the Parent or Merger Sub in connection with the transactions contemplated hereby will be "Evaluation Material" for purposes of the confidentiality agreement, dated April 17, 1996, between the Parent and the Company.

SECTION 5.03.               Other Offers.

                            From the date hereof until the termination of this
Agreement, the Company and its Subsidiaries will not, and will use all reasonable efforts to cause their officers, directors, employees, and agents not to, directly or indirectly, (i) take any action to solicit or initiate any Company Acquisition Proposal (as defined below) or (ii) engage in negotiations or enter into agreements with any Person with respect to a Company Acquisition Proposal, disclose any nonpublic information relating to the Company or any of its Subsidiaries, or afford access to the properties, books, or records of the Company or any of its Subsidiaries, to any Person, except that the Company may engage in negotiations with, or disclose such non-public information, or provide such access to, any Person who has made an unsolicited Company Acquisition Proposal if the Board of Directors of the Company, after consultation with outside counsel to the Company, determines that its fiduciary duties under applicable law require such actions. In such event, the Company will notify the Parent that the Company's Board of Directors has received a Company Acquisition Proposal and advise the Parent of the material terms and conditions thereof. For purposes of this Agreement, "Company Acquisition Proposal" means any good faith offer or proposal for a merger or other business combination involving the Company, the acquisition of the entire equity interest in the Company, or the acquisition of all or substantially all of the assets of the Company, other than the transactions contemplated by this Agreement.

SECTION 5.04.               Notices of Certain Events.

                            The Company will promptly notify the Parent of:

                            (i) any notice or other communication from any
Person alleging that the consent of any third party is or may be required in connection with the transactions contemplated by this Agreement;

                            (ii) any notice or other communication from any
governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                            (iii) any actions, suits, claims, investigations, or
proceedings commenced or, to the knowledge of the Company, threatened against, relating to, or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relate to the consummation of the transactions contemplated by this Agreement; and

                            (iv) any notice of, or other communication relating
to, a default, or an event that with notice or lapse of time or both would become a default, under any material agreement that is received by the Company or any of its Subsidiaries subsequent to the date of this Agreement.

SECTION 5.05.               Merger Meeting; Proxy Statement.

                            (a) The Merger will be consummated as soon as
practicable (and in no event later than four months after) the purchase of Company Shares pursuant to the Offer. If Merger Sub is able to do so under Ohio law, it will consummate the Merger pursuant to the "short form" merger provisions of Ohio Law. The Parent will vote, or cause to be voted, all Company Shares beneficially owned by it in favor of the Merger. If required by Ohio Law in order to consummate the Merger, as soon as practicable following the purchase of Company Shares pursuant to the Offer, the Company will take all action necessary in accordance with Ohio Law and with the Company's Articles of Incorporation and Regulations to convene a meeting of its shareholders to approve the Merger and adopt this Merger Agreement (the "Merger Meeting"). The Company's Board of Directors will recommend that the Company's shareholders approve the Merger and adopt this Agreement, and will cause the Company to use all reasonable efforts to solicit from the shareholders proxies to vote therefor, unless (i) such recommendation would not be consistent with the fiduciary duties of the Board of Directors under applicable law, as advised by counsel, or (ii) this Agreement is terminated in accordance with Article IX.

                            (b) The Company will, if required by law for the
consummation of the Merger, prepare and file with the SEC preliminary proxy materials relating to the approval of the Merger and the adoption of this Agreement by the Company's shareholders, will provide the Parent with any and all comments thereon by the SEC's staff, will use all reasonable efforts to discuss with the Parent any proposed changes to such preliminary proxy materials prior to responding to any comments thereon by the SEC's staff, and will file with the SEC revised preliminary proxy materials, if appropriate, and definitive proxy materials in a timely manner as required by the rules and regulations of the SEC. Subject to the last sentence of Section 5.05(a), the Proxy Material relating to the Merger Meeting will include the recommendation of the Company's Board of Directors.

                                   ARTICLE VI
                     COVENANTS OF THE PARENT AND MERGER SUB

                            The Parent and Merger Sub agree that:

SECTION 6.01.               Director, Officer, and Employee Liability.

                            From and after the Effective Time, the Parent and
Merger Sub will indemnify, defend, and hold harmless the present and former directors, officers, and employees of the Company and its Subsidiaries against all losses, claims, damages, and liability in respect of acts or omissions by them at or prior to the Effective Time. For at least six years after the Effective Time, the Parent will not take any action or terminate or amend the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time. The Parent and Merger Sub will be obligated pursuant to this Section 6.01 to pay for only one firm of counsel for all indemnified parties in each matter that is the subject of indemnification hereunder, unless the use of one counsel for such indemnified parties would present such counsel with a conflict of interest, in which case the Parent and Merger Sub need only pay for separate counsel to the extent necessary to resolve such conflict.

SECTION 6.02.               Employee Benefits.

                            (a) With respect to benefits arising after the
Effective Time, it is the intention of the Parent and Merger Sub that the Parent will continue to provide to the former employees of the Company and its Subsidiaries who remain as employees of the Surviving Corporation and its Subsidiaries after the Effective Time each of the benefits they are now receiving from the Company and its Subsidiaries, including benefits under the Company Employee Plans and the Company Benefit Arrangements but excluding any equity-based compensation or benefits, at least through December 31, 1996. In any event, the Parent and Merger Sub will continue to provide to such employees, for at least one year after the Effective Time, the same severance benefits as are now provided to them by the Company.

                            (b) With respect to benefits arising on or before
the Effective Time, the Parent and Merger Sub acknowledge that they have been given an opportunity to review all of the Company Employee Plans and Company Benefit Arrangements and that they are aware of the cost of providing the benefits and performing the obligations of the Company and its Subsidiaries thereunder. The Parent and Merger Sub jointly and severally agree that they will not, and will cause the Surviving Corporation not to, contest the validity of any of the Company Employee Plans or the Company Benefit

Arrangements that are identified or described on Schedule 3.11, that consist of immaterial arrangements with one or more employees or groups of employees, or that have been disclosed in any Company SEC Report filed prior to the date hereof, and that, except as provided in Section 6.02(a) above, they will, and will cause the Surviving Corporation to, provide the benefits and perform the obligations of the Company and its Subsidiaries to present or former officers and employees arising on or before the Effective Time under the Company Employee Plans and such Company Benefit Arrangements. The Parent and Merger Sub also jointly and severally agree to reimburse, and will cause the Surviving Corporation to reimburse, such persons who are listed on Schedule 3.11 for the costs (including reasonable attorneys' fees) of any litigation initiated by, or initiated or threatened against, any of them in connection with the enforcement of their rights under this Section 6.02(b), except that no such reimbursement will be paid (and any such reimbursement previously made will be refunded) with respect to any particular claim made by a present or former officer or employee if the court determines that the claim was not made in good faith.


                                   ARTICLE VII
              COVENANTS OF THE PARENT, MERGER SUB, AND THE COMPANY

                            The Parent, Merger Sub, and the Company agree that:

SECTION 7.01.               Reasonable Efforts.

                            Subject to the terms and conditions of this
Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

SECTION 7.02.               Certain Filings and Consents.

                            The Company and the Parent will cooperate with one
another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material contracts ("Third Party Consents"), in connection with the consummation of the transactions contemplated by this Agreement and (b) in attempting to take all such actions, to obtain all such consents, approvals, and waivers, and to make all such filings. The Company and the Parent will each promptly file Notification and Report Forms under the HSR Act and will use all reasonable efforts to respond as promptly as practicable to all requests for additional information or documentation received from the Antitrust Division of the United States Department of Justice or the Federal Trade Commission.

SECTION 7.03.               Public Announcements.

                            The Parent and the Company will consult with each
other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

SECTION 7.04.               State Takeover Laws.

                            If any "fair price," "moratorium," or "control share
acquisition" statute or other similar statute or regulation becomes applicable to the transactions contemplated by this Agreement, the Company, the Parent, and Merger Sub and their respective Boards of Directors will use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

SECTION 8.01.               Conditions to the Obligations of Each Party.

                            The obligations of the Company, the Parent, and
Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

                            (a) if required by applicable law, the Merger has
been approved, and this Agreement has been adopted, by the requisite vote of the Company's shareholders; and

                            (b) no provision of any applicable domestic law or
regulation, and no judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction, that has the effect of making the Offer or the Merger illegal or otherwise restrains or prohibits the purchase of Company Shares pursuant to the Offer or the consummation of the Merger is in effect (each party agreeing to use all reasonable efforts, including appeals to higher courts, to have any such judgment, injunction, order, or decree lifted).

SECTION 8.02.               Conditions to the Obligations of the
                            Parent and Merger Sub.

                            The obligations of the Parent and Merger Sub to
consummate the Merger are subject to the satisfaction or waiver of the Offer Conditions and to compliance by the Company with its obligations under Section 1.01(f).


                                   ARTICLE IX
                                   TERMINATION

SECTION 9.01.               Termination.

                            This Agreement may be terminated and the Merger may
be abandoned at any time prior to the Effective Time (notwithstanding any approval of Merger and adoption of this Agreement by the Company's shareholders):

                            (a) by mutual written consent of the Company, the
Parent, and Merger Sub;

                            (b) by either the Company or the Parent if the
Merger has not been consummated by November 30, 1996, provided that the right to terminate this Agreement under this clause (b) will not be available to any party that, at the time of termination, is in material breach of any of its obligations under this Agreement;

                            (c) by either the Company or the Parent if any
applicable domestic law, rule, or regulation makes consummation of the Merger illegal or if any judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order, or decree has become final and nonappealable;

                            (d) by either the Company or the Parent if the
shareholder approvals referred to in Section 8.01(a) have not been obtained at the Merger Meeting;

                            (e) by either the Company or the Parent if the Offer
terminates without the purchase of Company Shares thereunder;

                            (f) prior to the purchase of Company Shares by
Merger Sub pursuant to the Offer, by the Parent if the Board of Directors of the Company does not publicly recommend in the Schedule 14D-9 or in the Proxy Material relating to the 831 Meeting or the Merger Meeting that the Company's shareholders accept the Offer and tender their Company Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement, or if the Board of Directors of the Company withdraws, modifies, or changes such recommendation in any manner adverse to the Parent; or

                            (g) by the Company if the Company receives an
unsolicited Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its legal and financial advisors, is likely to lead to a merger, acquisition, consolidation, or similar transaction that is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement; provided that, the Company has provided the Parent with at least five business days notice of the material terms of such Company Acquisition Proposal and has paid the Termination Fee (as defined in Section 10.04(b)) to the Parent.

SECTION 9.02.               Effect of Termination.

                            If this Agreement is terminated and the Merger is
abandoned pursuant to Section 9.01, no party (or any of its directors or officers) will have any liability or further obligation to any other party except (a) as provided in Section 10.04, (b) that the agreements contained in
Section 10.04 and in the last sentence of Section 5.02 will survive the termination hereof, and (c) that nothing herein will relieve any party from liability for any breach of its obligations under this Agreement.


                                    ARTICLE X
                                  MISCELLANEOUS

SECTION 10.01.              Notices.

                            All notices, requests, and other communications to
any party hereunder will be in writing (including telecopy) and will be given,

         if to the Parent or Merger Sub, to:

                            Danaher Corporation
                            1250 24th Street, N.W., Suite 800
                            Washington, D.C.  20037

                            Attention:  President

         with a copy to:

                            Skadden, Arps, Slate, Meagher & Flom
                            919 Third Avenue
                            New York, N.Y.  10022

                            Attention:  Morris J. Kramer, Esq.

         if to the Company, to:

                            Acme-Cleveland Corporation
                            30100 Chagrin Boulevard, Suite 100
                            Pepper Pike, OH  44124-5705

                            Attention: David L. Swift,
                                  President and Chief Executive Offier

                            with a copy to:

                            Thompson Hine & Flory P.L.L.
                            3900 Key Tower
                            127 Public Square
                            Cleveland, OH  44114-1216

                            Attention:  Donald H. Messinger, Esq.

or to such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request, or other communication will be effective upon receipt.

SECTION 10.02.              Survival.

                            None of the representations and warranties,
agreements, and other provisions contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement, other than Sections 6.01 and 6.02 and Article I, will survive the Effective Time.

SECTION 10.03.              Amendments; No Waivers.

                            (a) Subject to the applicable provisions of Ohio Law
and Delaware Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Parent, and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective.

                            (b) No failure or delay by any party in exercising
any right, power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

SECTION 10.04.              Fees and Expenses.

                            (a) Subject to paragraph (b) of this Section, all
costs and expenses incurred in connection with this Agreement will be paid by the party incurring the costs and expenses, except that the Parent and the Company will each pay one-half of all printing, filing, and mailing costs for the Proxy Statement and all SEC, HSR Act, and other regulatory filing fees.

                            (b) If (i) this Agreement is terminated by the
Company pursuant to Section 9.01(g), (ii) any Person publicly makes a Company Acquisition Proposal and thereafter this Agreement is terminated pursuant to
Section 9.01(b) or 9.01(d) because the Company's shareholders fail to approve the Merger and adopt this Agreement, or (iii) any Person publicly makes a Company Acquisition Proposal and thereafter this Agreement is terminated pursuant to Section 9.01(f), then the Company will reimburse the Parent and Merger Sub for all of their reasonable documented out-of-pocket expenses and fees other than any expenses incurred in connection with the preparation for, prosecution of, or defense of litigation (subject to a maximum reimbursement obligation of $1,500,000) actually incurred by the Parent in connection with the transactions contemplated by this Agreement prior to the termination of this Agreement, including, without limitation, all fees and expenses of counsel, financial advisors, accountants, and environmental and other experts and consultants to the Parent and Merger Sub ("Transaction Costs").

                            Notwithstanding the preceding paragraph, if (i) this
Agreement is terminated by the Company pursuant to Section 9.01(g), (ii) any Person publicly makes a Company Acquisition Proposal, thereafter this Agreement is terminated pursuant to Section 9.01(b) or 9.01(d) because the Company's shareholders fail to approve the Merger and adopt this Agreement, and within 12 months after termination the Company accepts or consummates any Company Acquisition Proposal, or (iii) any Person publicly makes a Company Acquisition Proposal and thereafter this Agreement is terminated pursuant to Section 9.01(f), then, in addition to reimbursing the Parent and Merger Sub for their Transaction Costs, the Company will pay to the Parent a fee of $6,000,000 ("Termination Fee"). The Termination Fee will be payable by delivery of immediately available funds at the time of termination, in the case of termination under clause (i) or (iii) of the preceding sentence, or immediately prior to the earlier of the acceptance or the consummation of the Company Acquisition Proposal, in the case of termination under clause (ii).

                            (c) If the Parent receives a Termination Fee,
neither the Parent, Merger Sub, nor any of their affiliates will assert or pursue in any manner, directly or indirectly, whether arising in tort, contract, or otherwise, any claim or cause of action (i) against any person submitting a Company Acquisition or (ii) against the Company or any of its directors, officers, employees, agents, or representatives based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Transaction, including the Company's exercise of its right of termination this Agreement under Section 9.

SECTION 10.05.              Successors and Assigns.

                            The provisions of this Agreement will be binding
upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties.

SECTION 10.06.              Governing Law.

                            This Agreement will be construed in accordance with
and governed by the law of the State of Ohio without regard to principles of conflict of laws.

SECTION 10.07.              Counterparts; Effectiveness.

                            This Agreement may be signed in any number of
counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party has received counterparts hereof signed by all of the other parties.

SECTION 10.08.              Entire Agreement.

                            This Agreement and the confidentiality agreement,
dated April 17, 1996, between the Parent and the Company constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, warranty,

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



or inducement not set forth herein has been made or relied upon by any party. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties any rights or remedies, except that the provisions of Article I are intended for the benefit of the Company's shareholders and holders of Company Options, and the provisions of Sections 6.01 and 6.02 are intended for the benefit of present and former directors, officers, and employees of the Company.

SECTION 10.09.              Headings.

                            The headings contained in this Agreement are for
reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.10.              Severability.

                            If any term or other provision of this Agreement is
invalid, illegal, or unenforceable, all other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected.

SECTION 10.11.              Specific Performance.

                            The parties agree that irreparable damage would
occur if any of the provisions of this Agreement are not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

                            IN WITNESS WHEREOF, the parties have caused this
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                DANAHER CORPORATION


                                                By: /s/ Patrick W. Allender
                                                   -------------------------
                                                   Name: Patrick W. Allender
                                                   Title: Senior Vice President
                                                          Chief Financial
                                                          Officer and
                                                          Secretary



                                                WEC ACQUISITION CORPORATION


                                                By: /s/ Patrick W. Allender
                                                   -------------------------
                                                  Name: Patrick W. Allender
                                                  Title: Vice President and
                                                         Treasurer



                                                ACME-CLEVELAND CORPORATION


                                                By: /s/ David L. Swift
                                                   -------------------------
                                                  Name: David L. Swift
                                                  Title: Chairman, President
                                                         and Chief Executive
                                                         Officer

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



                             INDEX OF DEFINED TERMS

                                                                     Page No.
                                                                     --------
831 Meeting ..............................................................  1
Affiliate ................................................................ 14
Agreement ................................................................  1
CERCLA ................................................................... 19
Closing ..................................................................  4
Company ..................................................................  1
Company A Preferred Share.................................................  1
Company Acquisition Proposal.............................................. 28
Company B Preferred Shares................................................ 10
Company Benefit Arrangement............................................... 15
Company Common Share......................................................  1
Company Employee Plans.................................................... 14
Company Financial Statements.............................................. 13
Company Intellectual Property Rights...................................... 19
Company Material Adverse Effect...........................................  8
Company Option ...........................................................  7
Company Option Plans......................................................  7
Company Performance Plan..................................................  7
Company Real Property..................................................... 19
Company Rights ........................................................... 10
Company Rights Agreement.................................................. 10
Company SEC Reports....................................................... 12
Company Shares ...........................................................  2
Company Subsidiary Securities............................................. 12
Delaware Law  ............................................................  4
Effective Time ...........................................................  4
Environmental Law ........................................................ 19
ERISA  ................................................................... 15
Exchange Act .............................................................  3
Exchange Agent ...........................................................  5
Exchange Fund  ...........................................................  5
Goldman Sachs  ...........................................................  3
Hazardous Material ....................................................... 19
HSR Act  .................................................................  9
Independent Directors.....................................................  3
Intellectual Property Rights.............................................. 18
Lien  .................................................................... 10
Merger ...................................................................  4
Merger Consideration......................................................  5
Merger Meeting  .......................................................... 29
Merger Sub ...............................................................  1

Merger Sub Common Share ..................................................  5
Offer ....................................................................  1
Offer Conditions .........................................................  2
Offer Documents ..........................................................  2
Ohio Law  ................................................................  1
Parent ...................................................................  1
Parent Financial Statements............................................... 24
Parent Material Adverse Effect............................................ 23
Parent SEC Reports ....................................................... 24
Person ...................................................................  6
Proxy Material ........................................................... 22
Schedule 14D-9 ...........................................................  3
SEC ......................................................................  2
Share Certificate ........................................................  5
Subsidiary ............................................................... 11
Surviving Corporation.....................................................  4
Termination Fee .......................................................... 36
Third Party Consents...................................................... 31
Transaction Costs ........................................................ 36


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



                                LIST OF SCHEDULES


Schedule                 Designation
- --------                 -----------

1.01(a)            831 Meeting Procedures
1.01(b)            Offer Conditions
3.03               Company Governmental Authorization
3.04               Company Liens Created
3.05               Company Capitalization
3.06               Company Subsidiaries
3.09               Certain Company Changes
3.10               Company Litigation
3.11               Company Employee Plans
3.13               Company Intellectual Property Rights
3.14               Company Environmental Matters
4.03               Parent Governmental Authorizations
5.01               Company Conduct



















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



                                                                SCHEDULE 1.01(a)


                             831 MEETING PROCEDURES



1. CT Corporation Systems, Inc. shall be appointed to serve as the sole Inspector of Elections (the "Inspector of Elections") for the 831 Meeting, subject to Section 1701.50 and other applicable provisions of the Ohio General Corporation Law (the "OGCL") and the further provisions of this Schedule 1.01(a).

2. The Inspector of Elections shall determine the presence of a quorum in accordance with the provisions of Section 1701.831(E)(1) of the OGCL for purposes of each of the two votes of shareholders required by the provision.

3. For purposes of determining the presence of a quorum for the second vote required by Section 1701.831(E)(1), and determining which shares are entitled to participate in that second vote, the Inspector of Elections shall exclude as "interested shares" the following:

          a. All shares beneficially owned by Danaher, as shown by the last Schedule 14D-1 filed by Danaher with the SEC prior to the 831 Meeting;

          b. Shares beneficially owned by officers of Acme-Cleveland, as shown in the proxy statement relating to the 831 Meeting;

          c. Any additional shares known by the Inspector to Elections to have been acquired by Danaher or any officer of Acme-Cleveland after the date of the last Schedule 14D-1 filed by Danaher with the SEC or the date of the proxy statement relating to the 831 meeting, as the case may be.

          d. For purposes of the definition of "interested shares" set forth in Section 1701.01(CC)(2) of the OGCL, any shares acquired, directly or indirectly, by any person from the holder or holders thereof and any other person acting in concert with such holder or holders, for aggregate consideration in excess of $250,000 during the period beginning on March 7, 1996 and ending on the date of the 831 Meeting and not sold by such holder or holders prior to the date of the 831 Meeting of Shareholders, to the extent that any such

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



                   "interested shares" are (i) identified by the holder or holders thereof to the Inspector of Elections or (ii) are otherwise determined by the Inspector of Elections to represent "interested shares" on the basis of the record list.

4. The proxy cards used by Acme-Cleveland and Danaher will not contain any certification or otherwise solicit information regarding whether the shares represented by the proxy are "interested shares."

                                                                SCHEDULE 1.01(b)

                                OFFER CONDITIONS

                            Merger Sub will not be required to accept for
payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Company Shares not theretofore accepted for payment or paid for pursuant to the Offer, if (1) there are not validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Company Shares which, when aggregated with the Company Shares then owned by the Parent and any of its affiliates, represents at least a majority of the Company Shares then outstanding on a fully diluted basis or (2) at any time on or after the date of the Merger Agreement and at or before the time that the particular Company Shares are accepted for payment (whether or not any other Company Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following conditions exist:

                            (a) any provision of any applicable domestic law or
regulation, or any judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction, is in effect that
(i) makes the Offer or the Merger illegal or otherwise, directly or indirectly, prohibits, materially restrains, or makes materially more costly the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Company Shares by Merger Sub or the Parent or materially delays the Merger; (ii) prohibits or materially limits the ownership or operation by the Company or any of its Subsidiaries that owns a material portion of the business and assets of the Company and its Subsidiaries, taken as a whole, or by the Parent, Merger Sub, or any Subsidiaries of the Parent or all or a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, as a result of the Offer, the Merger, or the other transactions contemplated by the Merger Agreement, or (iii) imposes limitations on the ability of Merger Sub, the Parent, or any of Subsidiaries of the Parent effectively to acquire, hold, or exercise full rights of ownership of the Company Shares, including but not limited to the right to vote any Company Shares acquired or owned by Merger Sub, the Parent, or any Subsidiaries of the Parent on all matters properly presented to the shareholders of the Company, including but not limited to the approval of the Merger Agreement and adoption of the Merger and the right to vote any shares of capital stock of any Subsidiaries of the Company (other than immaterial Subsidiaries) (each party agreeing to use all reasonable efforts, including appeals to higher courts, to have any such judgment, injunction, order, or decree lifted);


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



                            (b) any consents, authorizations, orders, and
approvals of, or filings or registrations with, any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of the Merger Agreement has not been obtained or made, except (i) for the filings in connection with the Merger contemplated by Section 1.01(b) of the Merger Agreement and for the filing of any other documents required to be filed after the purchase of Company Shares pursuant to the Offer and (ii) where the failure to obtain or make any such consent, authorization, order, approval, filing, or registration is not likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect and would not render the Offer or the Merger illegal or provide a reasonable basis to conclude that the parties or their affiliates or any of their respective directors or officers will be subject to the risk of criminal liability;

                            (c) any Third Party Consents have not been obtained
except where the failure to obtain any Third Party Consents is not likely to have, individually or in the aggregate, a Company Material Adverse Effect;

                            (d) the Company has failed to perform performed the
obligations to be performed by it under the Merger Agreement at or prior to such time or any representations and warranties of the Company contained in the Merger Agreement are not true at such time as if made at and as of such time (unless the representation or warranty is made as of a specified date, in which case such representation or warranty will be true as of such date), except to the extent that the failure to perform such obligations and the untruth of such representations and warranties is not likely to have, individually or in the aggregate, a Company Material Adverse Affect, and the Parent has received a certificate signed by an executive officer and by the chief financial officer of the Company to the foregoing effect;

                            (e) the acquisition of Company Shares by Merger Sub
pursuant to the Offer has not been approved by the Company's shareholders as required by Section 1701.831 of the Ohio Law;

                            (f) the Merger Agreement has been terminated in
accordance with its terms; and

                            (g) the Company has not obtained the consents
referred to in Sections 1.05 and 1.06 of the Merger Agreement.

                                      46